Exhibit 10.1

November 14, 2017

Johnson & Johnson Innovation-JJDC, Inc.

410 George Street

New Brunswick, New Jersey 08901

Re:	Letter Agreement Release and Amendment to Investor Agreement

Ladies and Gentlemen:

This letter agreement (this “Agreement”) confirms the agreement between Achillion Pharmaceuticals, Inc., a Delaware corporation (the “Company”) and Johnson & Johnson Innovation-JJDC, Inc., a New Jersey corporation (“JJDC”) regarding certain matters related to that certain Investor Agreement (the “Investor Agreement”), dated July 1, 2015, by and between the Company and JJDC and that certain letter agreement (the “Letter Agreement”), dated February 23, 2017, by and between the Company and JJDC, as set forth in greater detail below. Defined terms used herein but not otherwise defined herein shall have the meaning given to them in the Investor Agreement.

1.	Background. On February 23, 2017, the Company filed a Registration Statement (the “Registration Statement”) on Form S-3 (Registration No. 333-216197) with the U.S. Securities and Exchange Commission (the “SEC”) to register, among other things, 18,367,346 shares (the “Shares”) of common stock, par value $0.001 per share, of the Company held by JJDC, which the Company agreed to register with the SEC pursuant to the Investor Agreement. In connection with the filing of the Registration Statement, JJDC entered into the Letter Agreement with the Company pursuant to which JJDC agreed not to Dispose of any Shares until the earlier of (i) January 31, 2018, or (ii) such date that is 60 days after the first public announcement of top-line clinical results from Janssen Pharmaceuticals, Inc.’s OMEGA-1 phase 2b clinical trial, without the prior approval of the Company. JJDC has requested such prior approval of the Company to Dispose of the Shares.

2.	Offering. In connection with the consummation of a one-time firm-commitment underwritten public offering of the Shares (the “Offering”), the Company and JJDC intend to enter into an underwriting agreement (the “Underwriting Agreement”) with a group of underwriters, for which Goldman Sachs & Co. and Leerink Partners LLC are expected to act as the representatives, and the Company and JJDC hereby agree to the following, effective upon the execution and delivery of such Underwriting Agreement:

(a)	the Company agrees to release the restrictions set forth in the Letter Agreement relating to the Disposition of the Shares;

(b)	the Company and JJDC agree to amend the Investor Agreement as follows:

A.	Section 1(jj) of the Investor Agreement is hereby amended by adding the following at the end of the paragraph:

Furthermore, in connection with the first Underwritten Offering of Registrable Securities held by the Investor, if the difference between the closing price of the Common Stock on the Nasdaq Global Select Market immediately prior to the public announcement of such Underwritten Offering on November 14, 2017 (the “Closing Price”) and the price per share (the “Purchase Price”) at which the underwriters for such Underwritten Offering purchase such Registrable Securities from the Investor pursuant an underwriting agreement, expressed as a percentage equal to one minus the quotient of the Purchase Price divided by the Closing Price, multiplied by 100, and rounded to the nearest whole percentage point (the “File-to-Offer Discount”), is greater than or equal to 5.0%, then the Company shall pay or cause to be paid a portion of the Selling Expenses for such Underwritten Offering in an amount equal to the quotient of the aggregate gross offering price of such Underwritten Offering multiplied by the amount listed under the heading “Achillion Coverage Fee Percentage” in the table below that corresponds to the File-to-Offer Discount for such Underwritten Offering.

File-to-Offer Discount	Achillion Coverage Fee Percentage Calculation	Achillion Coverage Fee Percentage
5.0%	(20.0% x 6.0%) =	0.0120
6.0%	(33.0% x 6.0%) =	0.0198
7.0%	(50.0% x 6.0%) =	0.0300
8.0%	(66.0% x 6.0%) =	0.0396
9.0%	(80.0% x 6.0%) =	0.0480
Greater than or equal to 10.0%	(95.0% x 6.0%) =	0.0570

As an example, if the File-to-Offer Discount is equal to 7.0% and the aggregate gross offering price of such Underwritten Offering is equal to $70,000,000, then the Achillion Coverage Fee Percentage would be equal to 0.0300, and the Company would pay Selling Expenses in an amount equal to $2,100,000 for such first Underwritten Offering. For the avoidance of doubt, the Company shall not be required to pay any Selling Expenses for such Underwritten Offering if the File-to-Offer Discount is less than 5.0%.

B.	Section 2.10 of the Investor Agreement is hereby deleted in its entirety and a new Section 2.10 is inserted in lieu thereof which reads as follows:

“Expenses. Except as specifically provided herein, all Registration Expenses shall be borne by the Company. Except as otherwise specifically provided herein, all Selling Expenses incurred in connection with any registration hereunder shall be borne by the Holders of Registrable Securities covered by a Registration Statement, pro rata on the basis of the number of Registrable Securities registered on their behalf in such Registration Statement.

(c) Following the closing of the Offering, the Company and JJDC acknowledge and agree that the Investor Agreement shall terminate in all respects and be of no further force or effect; and the Company further agrees that the Selling Expenses to be paid by the Company pursuant to this Agreement with respect to the Offering shall be paid by the Company directly to the underwriters of the Offering or JJDC, no later than the closing date of the Offering.

3.	Abandoned Offering. In the event that (a) JJDC sells fewer than all of the Shares in the offering, or (b) the Offering is not completed by December 1, 2017, then (except as set forth below), Section 2 above shall be void and have no effect, and JJDC and the Company shall be entitled to the rights and subject to the restrictions set forth in each of the Investor Agreement and the Letter Agreement prior to the execution of this Agreement.

4.	Company Waiver. Notwithstanding the provisions of Section 3, the Company and JJDC, by mutual consent, each acting reasonably, may determine that JJDC may sell less than all of the Shares in the Offering, and the Company will thereby waive the requirement that JJDC sell all of the Shares in the Offering under Section 3(a) of this Agreement, such determination and waiver to be made no later than immediately prior to the pricing of the Offering. In such event, (a) the provisions of Section 2(b) shall apply in respect of the Shares sold in the Offering and (b) following the Offering, the portion of the Shares not sold in the Offering shall remain subject to the restrictions set forth in the Letter Agreement relating to the Disposition of the Shares notwithstanding the provisions of Section 2(a) of this Agreement.

5.	Miscellaneous. This Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware, without regard to the conflict of laws principles thereof that would require the application of the Law of any other jurisdiction. This Agreement may not be amended or modified except by a written instrument signed by each of the parties hereto. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument. This Agreement may not be assigned by any party hereto without the prior written consent of the other parties hereto. This Agreement shall be binding upon the parties hereto and their respective successors and permitted assigns.

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Please confirm the agreement between the Company and JJDC to the foregoing by countersigning this Agreement in the space set forth below.

Very truly yours,

ACHILLION PHARMACEUTICALS, INC.

By:	/s/ Mary Kay Fenton
Name: Mary Kay Fenton
Title: Executive Vice President and
Chief Financial Officer

Acknowledged and agreed as of the date first set forth above:

JOHNSON & JOHNSON INNOVATION-JJDC, INC.

By:	/s/ Salvatore Giovine
Name: Salvatore Giovine
Title: Senior Finance Director and Assistant Treasurer

[Signature Page to Letter Agreement]